MIC

125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet:	+1 212 231 1825 +1 212 231 1828 www.macquarie.com/mic

FOR IMMEDIATE RELEASE

MIC REPORTS FIRST QUARTER 2021 FINANCIAL AND OPERATIONAL RESULTS

•Better than expected contributions from Atlantic Aviation and MIC Hawaii driven by increased general aviation flight activity and visitors to Hawaii
•2021 earnings guidance raised
•Processes for sale of remaining businesses progressing

New York, May 4, 2021 — Macquarie Infrastructure Corporation (NYSE: MIC) (the “Company”) today announced its operational and financial results for the first quarter 2021. The results reflect better than expected contributions from Atlantic Aviation driven by increasing general aviation flight activity, and from MIC Hawaii driven by increasing numbers of visitors to Hawaii.
“We are pleased to report improved overall results this quarter. The ongoing recovery in economic activity lifted general aviation flight activity in March above the corresponding 2019 levels in markets served by Atlantic Aviation,” said Christopher Frost, chief executive officer of MIC. “While visitor arrivals in Hawaii have yet to reach 2019 numbers, they are ahead of our expectations and contributing to a recovery in the performance of our MIC Hawaii businesses.”
“On the strength of our financial performance in the first quarter, we are raising our earnings estimates for 2021. We remain confident in our ability to execute on our strategic priorities heading into the second half of the year,” added Frost.
MIC reported net income from continuing operations of $13.8 million compared with a net loss of $7.0 million in the first quarter of 2020. The improvement reflects primarily a reduction in selling, general and administrative expenses and lower interest expense.
The Company recorded Adjusted EBITDA excluding non-cash items from continuing operations of $76.9 million for the quarter, up 2% versus the first quarter of 2020.
MIC generated cash from operating activities of $40.0 million for the quarter, down 22% versus the prior comparable period. The decline primarily reflects a net unfavorable impact to working capital resulting from the reduction in business activity in March 2020 and payment of expenses in the first quarter of 2021 related to the sale of IMTT in December 2020.
The Company recorded Adjusted Free Cash Flow from continuing operations of $57.0 million, up 23% versus the prior comparable period. The increase reflects lower cash interest expense, maintenance capital expenditures and cash taxes together with the increase in Adjusted EBITDA excluding non-cash items versus the first quarter of 2020.
Update on Sales Processes
On October 31, 2019, MIC announced its intention to pursue strategic alternatives for the Company and has since been actively engaged in processes to sell its operating businesses. The Company completed the sale of its International-Matex Tank Terminals business in December 2020.
“The sale processes for our remaining businesses are progressing,” noted Frost. “We are pleased with the level of interest from potential buyers, particularly in our Atlantic Aviation business, and we remain confident in our ability to unlock value for shareholders through sales of both Atlantic Aviation and MIC Hawaii.”
The Company currently expects to sell Atlantic Aviation before the end of 2021. The regulatory approval process associated with a sale of the businesses comprising MIC Hawaii makes it more likely that a sale of that segment occurs in 2022.
To facilitate the tax-efficient sale of Atlantic Aviation prior to a sale of MIC Hawaii, shareholders will be asked to approve a plan of merger that could result in the reorganization of MIC from a corporation to a listed limited liability company treated as a partnership for tax purposes. The Company will seek approval of the plan of merger at a Special Meeting of Shareholders scheduled for May 6, 2021.

In connection with the sales processes, MIC is winding down operations at its shared services center in Plano, Texas. Functions other than those supporting the public company will be allocated to or reconstituted in both of its operating businesses.
First Quarter 2021 Segment Results
Atlantic Aviation
“Atlantic Aviation performed well during the first quarter, driven by the continued improvement in general aviation flight activity. The improvement was supported by strong demand at leisure-oriented destinations that exceeded expectations and increased demand at business-oriented destinations. Flight activity surpassed pre-pandemic levels in regions of the country that have shown consistent strength over the past year, including the Intermountain West and Florida. In addition, the business benefitted from steady growth in tenant hangar rental revenue,” Frost observed.
Atlantic Aviation generated EBITDA excluding non-cash items of $67.3 million in the first quarter of 2021, up 2% versus the first quarter of 2020, but 16% below the $79.8 million recorded in the first quarter of 2019.
As reported by the Federal Aviation Administration, same store general aviation flight activity at airports on which Atlantic Aviation operates increased by 5% in the first quarter compared with the first quarter of 2020 and decreased by 6% versus the first quarter of 2019. Flight activity at these airports was up 3% in March 2021 compared with March 2019.
MIC Hawaii
“The businesses that comprise our MIC Hawaii segment benefitted from a larger than anticipated number of visitors to the islands in the first quarter of the year. While the rate of recovery in visitor arrivals going forward remains uncertain, Hawaii appears to be a beneficiary of a low incidence of COVID-19 and pent-up consumer travel demand. At quarter end, visitor arrivals were approximately 60% below 2020 levels and 67% below 2019 levels, but well higher than those recorded in in the fourth quarter of 2020,” Frost noted.
MIC Hawaii generated EBITDA excluding non-cash items of $13.6 million in the first quarter of 2021, down 11% versus the first quarter in 2020 and down 30% versus the $19.5 million recorded in the first quarter in 2019. Residential gas consumption was flat during the quarter, as expected, while commercial and industrial gas consumption (including by hotels and restaurants) rose with the increase in visitor arrivals. Total gas consumption declined by 18% versus the first quarter in 2020 and 21% versus the first quarter in 2019.
Corporate and Other
MIC’s Corporate and Other segment includes primarily interest expense on holding company level debt, fees payable to the Company’s external manager and public company expenses. Reduced expenditures in the first quarter of 2021, including lower costs incurred in connection with efforts to sell the Company’s operating businesses, resulted in the generation of EBITDA excluding non-cash items of ($8.2) million compared with ($16.7) million the first quarter of 2020.
2021 Guidance Revision
On the strength of the Company’s financial results for the first quarter, MIC management has raised its earnings estimates for 2021.

Segment	Adjusted EBITDA Excluding Non-Cash Items Range ($ millions)
Atlantic Aviation	245 - 260
MIC Hawaii	35 - 45
Corporate and Other	(15)
MIC has raised its 2021 Adjusted EBITDA excluding non-cash items guidance for Atlantic Aviation to between $245 and $260 million from between $220 and $240 million. Based on demand during the first quarter, the Company believes that the rapid rollout of effective COVID-19 vaccines will continue to boost activity at leisure-oriented destinations through the summer. Consistent with prior guidance, the Company assumes that activity at business-oriented destinations, as well as international and event-driven travel, will recover during the second half of the year. Factors that could affect the outcome include, on the upside, an acceleration in the reopening of the economy or sustained leisure demand above historical levels through the remainder of 2021. The current guidance does not assume a spreading of COVID-19 variants resistant to the current therapies or a resurgence of COVID-19 generally.
The better-than-expected number of visitors to Hawaii during the first quarter supported an upward revision in the Company’s 2021 Adjusted EBITDA excluding non-cash items guidance for its MIC Hawaii segment to between $35 and $45 million from between $30 and $40 million. MIC believes the rapid rollout of effective COVID-19 vaccines and the expected reopening of Hawaii to visitors from around the world will result in gas sales being above those previously anticipated, partially offset by an expected higher wholesale cost of propane and higher operating expenses due to the wind-down of the Company’s shared service center.
MIC revised its 2021 Adjusted EBITDA excluding non-cash items guidance for its Corporate and Other segment to ($15) million down from a previous estimate of ($20) million. The reduction primarily reflects lower professional services costs at the holding company level and the wind-down of the Company’s shared services center in Plano, Texas.
Balance Sheet Strength and Financial Flexibility
MIC reported aggregate leverage of approximately 3.8x net debt/Adjusted EBITDA excluding non-cash items (trailing twelve-month basis) on March 31, 2021. The Company expects its aggregate leverage to be below 3.0x net debt/Adjusted EBITDA at year-end.
The Company conducted a tender offer for any or all of its 2% Convertible Senior Notes due October 2023 during the first quarter. Including open market purchases made after quarter-end, MIC repurchased $364.3 million, or 91%, of the Notes outstanding.
On April 19, 2021, MIC’s Hawaii Gas business fully repaid its $100 million senior secured notes outstanding. The business incurred a $4.7 million ‘make-whole’ payment in connection with the repayment.
The Company continues to forecast deployment of growth capital of between $70 and $80 million in 2021, primarily on projects to which it has previously committed. MIC deployed $11.1 million in the first quarter of the year.

Summary Financial Information

	Quarter Ended March 31,		Change Favorable/ (Unfavorable)
	2021	2020	$	%
	($ In Thousands, Except Share and Per Share Data) (Unaudited)
GAAP Metrics
Continuing Operations
Net income (loss)	$13,797	$(6,988)	20,785	NM
Net income (loss) per share attributable to MIC	0.15	(0.08)	0.23	NM
Cash provided by operating activities	39,993	51,540	(11,547)	(22)
Discontinued Operations
Net income	$—	$18,215	(18,215)	(100)
Net income per share attributable to MIC	—	0.21	(0.21)	(100)
Cash provided by operating activities	—	48,688	(48,688)	(100)
Weighted average number of shares outstanding: basic	87,411,455	86,686,972	724,483	1
MIC Non-GAAP Metrics
EBITDA excluding non-cash items - continuing operations	$72,650	$64,464	8,186	13
Investment and acquisition/disposition costs	4,279	11,107	(6,828)	(61)
Adjusted EBITDA excluding non - cash items–continuing operations	$76,929	$75,571	1,358	2
Cash interest	$(13,055)	$(18,570)	5,515	30
Cash taxes	(3,209)	(4,820)	1,611	33
Maintenance capital expenditures	(3,664)	(5,714)	2,050	36
Adjusted Free Cash Flow - continuing operations	$57,001	$46,467	10,534	23
EBITDA excluding non-cash items - discontinued operations	$—	$77,647	(77,647)	(100)
Cash interest	—	(9,769)	9,769	100
Cash taxes	—	(2,107)	2,107	100
Maintenance capital expenditures	—	(5,615)	5,615	100
Free Cash Flow - discontinued operations	$—	$60,156	(60,156)	(100)
Adjusted Free Cash Flow - consolidated	$57,001	$106,623	(49,622)	(47)

NM — Not meaningful.
Conference Call and Webcast
When: MIC has scheduled a conference call for 8:00 a.m. Eastern Time on Tuesday, May 4, 2021 during which management will review and comment on the first quarter 2021 results.
How: To listen to the conference call dial +1 877-407-2991 or +1 201-389-0925 at least ten minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Allow extra time prior to the call to visit the site and download the software needed to listen to the webcast.
Slides: MIC will prepare supplemental materials that will be available for downloading from the Company’s website prior to the call.
Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. May 4, 2021 through midnight May 11, 2021, at +1 877-660-6853 or +1 201-612-7415, Passcode: 13718895. An online archive of the webcast will be available on the Company’s website for one year following the call.
About MIC
MIC owns and operates businesses providing basic services to customers in the United States. Its businesses consist of an airport services business, Atlantic Aviation; and entities comprising an energy services, production and distribution segment, MIC Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

Use of Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow
In addition to MIC’s results under U.S. GAAP, the Company uses the non-GAAP measures EBITDA excluding non-cash items and Free Cash Flow to assess the performance and prospects of its businesses.
MIC measures EBITDA excluding non-cash items as a reflection of its businesses’ ability to effectively manage the volume of products sold or services provided, the operating margin earned on those transactions and the management of operating expenses independent of the capitalization and tax attributes of those businesses. The Company believes investors use EBITDA excluding non-cash items primarily to assess the operating performance of its businesses and to make comparisons with the operating performance of other businesses whose depreciation and amortization expense may vary widely from MIC’s, particularly where acquisitions and other non-operating factors are involved. MIC defines EBITDA excluding non-cash items as net income (loss) or earnings —the most comparable GAAP measure— before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses, adjustments for other non-cash items and pension expense reflected in the statements of operations. Other non-cash expenses, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries. EBITDA excluding non-cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock.
The Company’s businesses can be characterized as owners of high-value, long-lived assets capable of generating substantial Free Cash Flow. MIC defines Free Cash Flow as cash from operating activities —the most comparable GAAP measure —less maintenance capital expenditures and adjusted for changes in working capital.
Management uses Free Cash Flow as a measure of its ability to fund acquisitions, invest in growth projects, reduce, or repay indebtedness and/or return capital to shareholders. GAAP metrics such as net income (loss) do not provide MIC management with the same level of visibility into the performance and prospects of the business as a result of: (i) the capital intensive nature of MIC’s businesses and the generation of non-cash depreciation and amortization; (ii) shares issued to the Company’s external manager under the Management Services Agreement, (iii) the Company’s ability to defer all or a portion of current federal income taxes; (iv) non-cash mark-to-market adjustment of the value of derivative instruments; (v) gains (losses) related to the write-off or disposal of assets or liabilities, (vi) non-cash compensation expense incurred in relation to the incentive plans for senior management of the Company’s operating business; and (vii) pension expense. Pension expenses primarily consist of interest expense, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are reflected as a reduction in Free Cash Flow and are not included in pension expense. Management believes that external consumers of its financial statements, including investors and research analysts, use Free Cash Flow to assess the Company’s ability to fund acquisitions, invest in growth projects, reduce or repay indebtedness, and/or return capital to shareholders.
In its Quarterly Report on Form 10-Q, the Company has disclosed Free Cash Flow on a consolidated basis and for each of its operating segments and MIC Corporate and Other. Management believes that both EBITDA excluding non-cash items and Free Cash Flow support a more complete and accurate understanding of the financial and operating performance of its businesses than would otherwise be achieved using GAAP results alone.
Free Cash Flow does not take into consideration required payments on indebtedness and other fixed obligations or other cash items that are excluded from MIC’s definition of Free Cash Flow. Management notes that Free Cash Flow may be calculated differently by other companies thereby limiting its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure to help understand MIC’s financial performance and not in lieu of its financial results reported under GAAP.
See the tables below for a reconciliation of Net Income (loss) to EBITDA excluding non-cash items from continuing operations and a reconciliation of cash provided by operating activities from continuing operations to Free Cash Flow from continuing operations.
With respect to the Company’s guidance for EBITDA and Free Cash Flow in 2021, a reconciliation of EBITDA to net income (loss), the most comparable GAAP measure and a reconciliation of Free Cash Flow to cash from operating activities, the most comparable GAAP measure, are not available without unreasonable effort due to the Company’s limited visibility into and an inability to make accurate projections and estimates of items including management fees, hedging agreements, depreciation and any (benefit) provision for income taxes. These items may vary greatly from year to year and could significantly impact MIC’s results as reported in accordance with GAAP.
Classification of Maintenance Capital Expenditures and Growth Capital Expenditures
MIC categorizes capital expenditures as either maintenance capital expenditures or growth capital expenditures. As neither maintenance capital expenditure nor growth capital expenditure is a GAAP term, the Company has adopted a framework to categorize specific capital expenditures. In broad terms, maintenance capital expenditures primarily maintain MIC’s businesses at current levels of operations, capability, profitability, or cash flow, while growth capital expenditures primarily provide new or enhanced levels of operations, capability, profitability, or cash flow. Management considers various factors in determining whether a specific capital expenditure will be classified as maintenance or growth.
MIC does not bifurcate specific capital expenditures into growth and maintenance components. Each discrete capital expenditure is considered within the above framework and the entire capital expenditure is classified as either maintenance or growth.
Forward-Looking Statements
This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, statements regarding potential sales of the Company’s operating businesses (including the Company’s proposed reorganization) and the anticipated uses of any proceeds therefrom, statements regarding the anticipated specific and overall impacts of the COVID-19 pandemic, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; the short and long term impact of the COVID-19 pandemic; its ability to complete the sale of the Company of its businesses of favorable terms, its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions, and implement its strategy; the regulatory environment; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, cybersecurity risks, work interruptions or other labor stoppages; risks associated with acquisitions or dispositions, litigation risks; reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.
MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors: Jay Davis Investor Relations MIC 212-231-1825	Media: Lee Lubarsky Corporate Communications MIC 212-231-2638

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Thousands, Except Share Data)

	March 31, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$529,639	$1,828,063
Restricted cash	11,349	11,157
Accounts receivable, net of allowance for doubtful accounts	53,802	46,862
Inventories	16,933	16,551
Prepaid expenses	10,180	8,326
Other current assets	10,306	9,197
Total current assets	632,209	1,920,156
Property, equipment, land and leasehold improvements, net	849,670	854,200
Operating lease assets, net	323,948	322,892
Goodwill	617,072	616,939
Intangible assets, net	449,299	457,587
Other noncurrent assets	7,040	6,865
Total assets	$2,879,238	$4,178,639
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Due to Manager-related party	$2,106	$1,203
Accounts payable	30,310	30,470
Accrued expenses	40,583	46,112
Current portion of long-term debt	117,021	11,310
Dividend payable	—	960,981
Operating lease liabilities - current	17,032	17,157
Income taxes payable	133,768	132,113
Other current liabilities	22,270	22,861
Total current liabilities	363,090	1,222,207
Long-term debt, net of current portion	1,103,924	1,554,359
Deferred income taxes	125,220	126,858
Operating lease liabilities - noncurrent	312,927	311,597
Other noncurrent liabilities	67,308	70,312
Total liabilities	1,972,469	3,285,333
Commitments and contingencies	—	—
Stockholders’ equity(1):
Common Stock ($0.001 par value; 500,000,000 authorized; 87,505,452 shares issued and outstanding on March 31, 2021 and 87,361,929 shares issued and outstanding on December 31, 2020)	$88	$87
Additional paid in capital	170,678	177,975
Accumulated other comprehensive loss	(6,175)	(6,175)
Retained earnings	733,291	713,129
Total stockholders’ equity	897,882	885,016
Noncontrolling interests	8,887	8,290
Total equity	906,769	893,306
Total liabilities and equity	$2,879,238	$4,178,639

(1)The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.001 per share authorized. On March 31, 2021 and December 31, 2020, no preferred stocks were issued or outstanding. The Company had 100 shares of special stock, par value $0.001 per share, issued and outstanding to its Manager on March 31, 2021 and December 31, 2020.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in Thousands, Except Share and Per Share Data)

	Quarter Ended March 31,
	2021	2020
Revenue
Service revenue	$209,604	$223,997
Product revenue	54,587	60,462
Total revenue	264,191	284,459
Costs and expenses
Cost of services	82,233	94,663
Cost of product sales	34,756	41,934
Selling, general and administrative	77,012	87,583
Fees to Manager - related party	5,552	7,356
Depreciation	19,231	19,526
Amortization of intangibles	8,288	11,005
Total operating expenses	227,072	262,067
Operating income	37,119	22,392
Other income (expense)
Interest income	161	468
Interest expense(1)	(18,619)	(26,705)
Other income (expense), net	502	(146)
Net income (loss) from continuing operations before income taxes	19,163	(3,991)
Provision for income taxes	(5,366)	(2,997)
Net income (loss) from continuing operations	13,797	(6,988)

Discontinued Operations(2)
Net income from discontinued operations before income taxes	—	24,545
Provision for income taxes	—	(6,330)
Net income from discontinued operations	—	18,215
Net income	13,797	11,227

Net income (loss) from continuing operations	13,797	(6,988)
Less: net income (loss) attributable to noncontrolling interest	597	(75)
Net income (loss) from continuing operations attributable to MIC	13,200	(6,913)
Net income from discontinued operations	—	18,215
Net income from discontinued operations attributable to MIC	—	18,215
Net income attributable to MIC	$13,200	$11,302

Basic income (loss) per share from continuing operations attributable to MIC	$0.15	$(0.08)
Basic income per share from discontinued operations attributable to MIC	—	0.21
Basic income per share attributable to MIC	$0.15	$0.13
Weighted average number of shares outstanding: basic	87,411,455	86,686,972

Diluted income (loss) per share from continuing operations attributable to MIC	$0.15	$(0.08)
Diluted income per share from discontinued operations attributable to MIC	—	0.21
Diluted income per share attributable to MIC	$0.15	$0.13
Weighted average number of shares outstanding: diluted	87,495,298	86,686,972

(1)Interest expense includes non-cash gains on derivative instruments of $281,000 and non-cash losses of $4.3 million for the quarter ended March 31, 2021 and 2020, respectively.
(2)See Note 4, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended March 31, 2021, for discussions on businesses classified as held for sale.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Thousands)

	Quarter Ended March 31,
	2021	2020
Operating activities
Net income (loss) from continuing operations	$13,797	$(6,988)
Adjustments to reconcile net income (loss) to net cash provided by operating activities from continuing operations:
Depreciation	19,231	19,526
Amortization of intangibles	8,288	11,005
Write-off of debt discount and financing cost	4,311	—
Amortization of debt discount and financing costs	1,416	2,634
Adjustments to derivative instruments	(1,458)	7,385
Fees to Manager-related party	5,552	7,356
Deferred taxes	2,157	(1,823)
Other non-cash expense, net	3,046	1,979
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable	(6,921)	17,490
Inventories	(713)	6,354
Prepaid expenses and other current assets	(2,771)	(2,526)
Due to Manager - related party	—	150
Accounts payable and accrued expenses	(4,373)	(14,740)
Income taxes payable	2,484	3,414
Other, net	(4,053)	324
Net cash provided by operating activities from continuing operations	39,993	51,540
Investing activities
Acquisitions of businesses and investments, net of cash, cash equivalents, and restricted cash acquired	—	(13,495)
Purchases of property and equipment	(15,856)	(16,910)
Other, net	17	3
Net cash used in investing activities from continuing operations	(15,839)	(30,402)
Financing activities
Proceeds from long-term debt	—	874,000
Payment of long-term debt	(361,405)	(3,059)
Dividends paid to common stockholders	(960,981)	(86,742)
Net cash (used in) provided by financing activities from continuing operations	(1,322,386)	784,199
Net change in cash, cash equivalents, and restricted cash from continuing operations	(1,298,232)	805,337

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (continued)
(Unaudited)
($ in Thousands)

	Quarter Ended March 31,
	2021	2020
Cash flows provided by (used in) discontinued operations:
Net cash provided by operating activities	$—	$48,688
Net cash used in investing activities	—	(55,023)
Net cash used in discontinued operations	—	(6,335)
Effect of exchange rate changes on cash and cash equivalents	—	(792)
Net change in cash, cash equivalents, and restricted cash	(1,298,232)	798,210
Cash, cash equivalents, and restricted cash, beginning of period	1,839,220	358,565
Cash, cash equivalents, and restricted cash, end of period	$540,988	$1,156,775
Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Accrued purchases of property and equipment from continuing operations	$3,902	$5,081
Accrued purchases of property and equipment from discontinued operations	—	18,583
Leased assets obtained in exchange for new operating lease liabilities from continuing operations	787	4,886
Taxes paid, net, from continuing operations	660	1,405
Taxes paid, net, from discontinued operations	—	1,410
Interest paid, net, from continuing operations	16,570	17,308
Interest paid, net, from discontinued operations	—	4,026

The following table provides a reconciliation of cash, cash equivalents, and restricted cash from both continuing and discontinued operations reported within the consolidated condensed balance sheets that is presented in the consolidated condensed statements of cash flows:

	As of March 31,
	2021	2020
Cash and cash equivalents	$529,639	$1,131,685
Restricted cash - current	11,349	926
Cash, cash equivalents, and restricted cash included in assets held for sale	—	24,164
Total of cash, cash equivalents, and restricted cash shown in the consolidated condensed statements of cash flows	$540,988	$1,156,775

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2021	2020	$	%
	($ In Thousands, Except Share and Per Share Data) (Unaudited)
Revenue
Service revenue	$209,604	$223,997	(14,393)	(6)
Product revenue	54,587	60,462	(5,875)	(10)
Total revenue	264,191	284,459	(20,268)	(7)
Costs and expenses
Cost of services	82,233	94,663	12,430	13
Cost of product sales	34,756	41,934	7,178	17
Selling, general and administrative	77,012	87,583	10,571	12
Fees to Manager - related party	5,552	7,356	1,804	25
Depreciation and amortization	27,519	30,531	3,012	10
Total operating expenses	227,072	262,067	34,995	13
Operating income	37,119	22,392	14,727	66
Other income (expense)
Interest income	161	468	(307)	(66)
Interest expense(1)	(18,619)	(26,705)	8,086	30
Other income (expense), net	502	(146)	648	NM
Net income (loss) from continuing operations before income taxes	19,163	(3,991)	23,154	NM
Provision for income taxes	(5,366)	(2,997)	(2,369)	(79)
Net income (loss) from continuing operations	13,797	(6,988)	20,785	NM

Discontinued Operations
Net income from discontinued operations before income taxes	—	24,545	(24,545)	(100)
Provision for income taxes	—	(6,330)	6,330	100
Net income from discontinued operations	—	18,215	(18,215)	(100)
Net income	13,797	11,227	2,570	23

Net income (loss) from continuing operations	13,797	(6,988)	20,785	NM
Less: net income (loss) attributable to noncontrolling interests	597	(75)	(672)	NM
Net income (loss) from continuing operations attributable to MIC	13,200	(6,913)	20,113	NM
Net income from discontinued operations	—	18,215	(18,215)	(100)
Net income from discontinued operations attributable to MIC	—	18,215	(18,215)	(100)
Net income attributable to MIC	$13,200	$11,302	1,898	17

Basic income (loss) per share from continuing operations attributable to MIC	$0.15	$(0.08)	0.23	NM
Basic income per share from discontinued operations attributable to MIC	—	0.21	(0.21)	(100)
Basic income per share attributable to MIC	$0.15	$0.13	0.02	15
Weighted average number of shares outstanding: basic	87,411,455	86,686,972	724,483	1

NM — Not meaningful.
(1)Interest expense includes non-cash gains on derivative instruments of $281,000 and non-cash losses of $4.3 million for the quarter ended March 31, 2021 and 2020, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2021	2020	$	%
	($ In Thousands) (Unaudited)
Net income (loss) from continuing operations	$13,797	$(6,988)
Interest expense, net(1)	18,458	26,237
Provision for income taxes	5,366	2,997
Depreciation and amortization	27,519	30,531
Fees to Manager - related party	5,552	7,356
Other non-cash expense, net(2)	1,958	4,331
EBITDA excluding non-cash items - continuing operations	$72,650	$64,464	8,186	13

EBITDA excluding non-cash items - continuing operations	$72,650	$64,464
Interest expense, net(1)	(18,458)	(26,237)
Non-cash interest expense, net(1)	5,403	7,667
Provision for current income taxes	(3,209)	(4,820)
Changes in working capital	(16,393)	10,466
Cash provided by operating activities - continuing operations	39,993	51,540
Changes in working capital	16,393	(10,466)
Maintenance capital expenditures	(3,664)	(5,714)
Free cash flow - continuing operations	$52,722	$35,360	17,362	49

(1)Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees, and non-cash amortization of debt discount related to our 2.00% Convertible Senior Notes. For the quarter ended March 31, 2021, interest expense also includes non-cash write-offs of deferred financing costs related to the repurchase of our 2.00% Convertible Senior Notes and the cancellation of the holding company revolving credit facility.
(2)Other non-cash expense, net, includes primarily non-cash mark-to-market adjustment of the value of the commodity hedge contracts, non-cash compensation expense incurred in relation to the incentive plans for senior management of our operating businesses, and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Other non-cash expense, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA
EXCLUDING NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED
BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW
Atlantic Aviation

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2021	2020
	$	$	$	%
	($ In Thousands) (Unaudited)
Service revenue	209,604	223,997	(14,393)	(6)
Cost of services (exclusive of depreciation and amortization shown separately below)	82,233	94,663	12,430	13
Gross margin	127,371	129,334	(1,963)	(2)
Selling, general and administrative expenses	61,586	64,140	2,554	4
Depreciation and amortization	23,300	26,579	3,279	12
Operating income	42,485	38,615	3,870	10
Interest expense, net(1)	(10,730)	(18,876)	8,146	43
Other expense, net	(18)	(72)	54	75
Provision for income taxes	(8,596)	(5,479)	(3,117)	(57)
Net income	23,141	14,188	8,953	63
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	23,141	14,188
Interest expense, net(1)	10,730	18,876
Provision for income taxes	8,596	5,479
Depreciation and amortization	23,300	26,579
Other non-cash expense, net(2)	1,569	813
EBITDA excluding non-cash items	67,336	65,935	1,401	2

EBITDA excluding non-cash items	67,336	65,935
Interest expense, net(1)	(10,730)	(18,876)
Non-cash interest expense, net(1)	943	5,159
Provision for current income taxes	(4,480)	(8,577)
Changes in working capital	1,916	15,667
Cash provided by operating activities	54,985	59,308
Changes in working capital	(1,916)	(15,667)
Maintenance capital expenditures	(2,550)	(3,045)
Free cash flow	50,519	40,596	9,923	24

(1)Interest expense, net, includes non-cash adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)Other non-cash expense, net, includes primarily non-cash compensation expense incurred in relation to incentive plans and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Other non-cash expense, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

MIC Hawaii

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2021	2020
	$	$	$	%
	($ In Thousands) (Unaudited)
Product revenue	54,587	60,462	(5,875)	(10)
Cost of product sales (exclusive of depreciation and amortization shown separately below)	34,756	41,934	7,178	17
Gross margin	19,831	18,528	1,303	7
Selling, general and administrative expenses	5,677	6,322	645	10
Depreciation and amortization	3,748	3,624	(124)	(3)
Operating income	10,406	8,582	1,824	21
Interest expense, net(1)	(1,304)	(2,775)	1,471	53
Other expense, net	(336)	(112)	(224)	(200)
Provision for income taxes	(2,367)	(1,775)	(592)	(33)
Net income	6,399	3,920	2,479	63
Less: net income (loss) attributable to noncontrolling interests	597	(75)	(672)	NM
Net income attributable to MIC	5,802	3,995	1,807	45
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	6,399	3,920
Interest expense, net(1)	1,304	2,775
Provision for income taxes	2,367	1,775
Depreciation and amortization	3,748	3,624
Other non-cash (income) expense, net(2)	(256)	3,113
EBITDA excluding non-cash items	13,562	15,207	(1,645)	(11)

EBITDA excluding non-cash items	13,562	15,207
Interest expense, net(1)	(1,304)	(2,775)
Non-cash interest (income) expense, net(1)	(231)	1,003
Provision for current income taxes	(1,516)	(2,123)
Changes in working capital	(1,696)	(5,086)
Cash provided by operating activities	8,815	6,226
Changes in working capital	1,696	5,086
Maintenance capital expenditures	(1,114)	(2,669)
Free cash flow	9,397	8,643	754	9

NM — Not meaningful.
(1)Interest expense, net, includes non-cash adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees.
(2)Other non-cash (income) expense, net, includes primarily non-cash mark-to-market adjustment of the value of the commodity hedge contracts, non-cash compensation expense incurred in relation to incentive plans, and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Other non-cash (income) expense, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

Corporate and Other

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2021	2020
	$	$	$	%
	($ In Millions) (Unaudited)
Selling, general and administrative expenses	9,749	17,121	7,372	43
Fees to Manager - related party	5,552	7,356	1,804	25
Depreciation and amortization	471	328	(143)	(44)
Operating loss	(15,772)	(24,805)	9,033	36
Interest expense, net(1)	(6,424)	(4,586)	(1,838)	(40)
Other income, net	856	38	818	NM
Benefit for income taxes	5,597	4,257	1,340	31
Net loss	(15,743)	(25,096)	9,353	37
Reconciliation of net loss to EBITDA excluding non-cash items and a reconciliation of cash used in operating activities to Free Cash Flow:
Net loss	(15,743)	(25,096)
Interest expense, net(1)	6,424	4,586
Benefit for income taxes	(5,597)	(4,257)
Fees to Manager - related party	5,552	7,356
Depreciation and amortization	471	328
Other non-cash expense, net(2)	645	405
EBITDA excluding non-cash items	(8,248)	(16,678)	8,430	51

EBITDA excluding non-cash items	(8,248)	(16,678)
Interest expense, net(1)	(6,424)	(4,586)
Non-cash interest expense, net(1)	4,691	1,505
Benefit for current income taxes	2,787	5,880
Changes in working capital	(16,613)	(115)
Cash used in operating activities	(23,807)	(13,994)
Changes in working capital	16,613	115
Free cash flow	(7,194)	(13,879)	6,685	48

NM — Not meaningful.
(1)Interest expense, net, includes, non-cash amortization of deferred financing fees, and non-cash amortization of debt discount related to our 2.00% Convertible Senior Notes. For the quarter ended March 31, 2021, interest expense also includes non-cash write-offs of deferred financing costs related to the repurchase of our 2.00% Convertible Senior Notes and the cancellation of the holding company revolving credit facility.
(2)Other non-cash expense, net, includes primarily non-cash adjustments related to non-cash compensation expense incurred in relation to incentive plans and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended March 31, 2021
	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Thousands) (Unaudited)
Net income (loss)	23,141	6,399	(15,743)	13,797	—	13,797
Interest expense, net(1)	10,730	1,304	6,424	18,458	—	18,458
Provision (benefit) for income taxes	8,596	2,367	(5,597)	5,366	—	5,366
Depreciation and amortization	23,300	3,748	471	27,519	—	27,519
Fees to Manager - related party	—	—	5,552	5,552	—	5,552
Other non-cash expense (income), net(2)	1,569	(256)	645	1,958	—	1,958
EBITDA excluding non-cash items	67,336	13,562	(8,248)	72,650	—	72,650
EBITDA excluding non-cash items	67,336	13,562	(8,248)	72,650	—	72,650
Interest expense, net(1)	(10,730)	(1,304)	(6,424)	(18,458)	—	(18,458)
Non-cash interest expense (income), net(1)	943	(231)	4,691	5,403	—	5,403
(Provision) benefit for current income taxes	(4,480)	(1,516)	2,787	(3,209)	—	(3,209)
Changes in working capital	1,916	(1,696)	(16,613)	(16,393)	—	(16,393)
Cash provided by (used in) operating activities	54,985	8,815	(23,807)	39,993	—	39,993
Changes in working capital	(1,916)	1,696	16,613	16,393	—	16,393
Maintenance capital expenditures	(2,550)	(1,114)	—	(3,664)	—	(3,664)
Free Cash Flow	50,519	9,397	(7,194)	52,722	—	52,722

	For the Quarter Ended March 31, 2020
	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Thousands) (Unaudited)
Net income (loss)	14,188	3,920	(25,096)	(6,988)	18,215	11,227
Interest expense, net(1)	18,876	2,775	4,586	26,237	15,299	41,536
Provision (benefit) for income taxes	5,479	1,775	(4,257)	2,997	6,330	9,327
Depreciation and amortization	26,579	3,624	328	30,531	34,480	65,011
Fees to Manager - related party	—	—	7,356	7,356	—	7,356
Other non-cash expense, net(2)	813	3,113	405	4,331	3,323	7,654
EBITDA excluding non-cash items	65,935	15,207	(16,678)	64,464	77,647	142,111
EBITDA excluding non-cash items	65,935	15,207	(16,678)	64,464	77,647	142,111
Interest expense, net(1)	(18,876)	(2,775)	(4,586)	(26,237)	(15,299)	(41,536)
Non-cash interest expense, net(1)	5,159	1,003	1,505	7,667	5,530	13,197
(Provision) benefit for current income taxes	(8,577)	(2,123)	5,880	(4,820)	(2,107)	(6,927)
Changes in working capital	15,667	(5,086)	(115)	10,466	(17,083)	(6,617)
Cash provided by (used in) operating activities	59,308	6,226	(13,994)	51,540	48,688	100,228
Changes in working capital	(15,667)	5,086	115	(10,466)	17,083	6,617
Maintenance capital expenditures	(3,045)	(2,669)	—	(5,714)	(5,615)	(11,329)
Free Cash Flow	40,596	8,643	(13,879)	35,360	60,156	95,516

(1)Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees, and non-cash amortization of debt discount related to our 2.00% Convertible Senior Notes. For the quarter ended March 31, 2021, interest expense also includes non-cash write-offs of deferred financing costs related to the repurchase of our 2.00% Convertible Senior Notes and the cancellation of the holding company revolving credit facility.
(2)Other non-cash expense (income), net, includes primarily non-cash mark-to-market adjustment of the value of the commodity hedge contracts, non-cash compensation expense incurred in relation to the incentive plans for senior management of our operating businesses, and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Other non-cash expense (income), net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.